Exhibit 13.2

Updates

Updated Fee Structure

1 day ago

You spoke and we listened!

StartEngine is venturing out into this exciting new world of collectibles, and is therefore navigating a new field and business model, and doing the right thing for our investors.

We are happy to announce that after receiving your feedback, we have decided to change our fee structure for StartEngine Collectibles. For all collectibles currently open for investment on StartEngine our fee structure is below:

•	16.7% Sourcing Fee: Our sourcing fee is approximately 16.67% of the total amount we are seeking to raise and is built into the offering. The sourcing fee covers shipping, expertise, appraisal, and sourcing expenses.

•	0.5% Yearly Management Fee: This fee is retroactively charged when the object is sold and includes the costs for insurance, quarterly inventory assessment, and annual value appraisal, and storage

•	20% Profit Split: Lower than some of our competitors who charge as much as 50%.

We do not intend to charge you any other fees related to your collectibles investment!

What Has Changed:

•	Expenses and Fees: Previously expenses and fees were deducted from profits or had to be repaid by investors. We have now included those expenses in our fees and will deduct them from there rather than burden our investors.

•	Profit split: Previously the profit split was 50/50 to match our competitors, it is now 20% making us one of the leaders in the industry.

We look forward to implementing this new fee structure and more importantly to listen to you, our StartEngine community. If you have any questions, comments or concerns feel free to email us at assets@startengine.com.

FOR ANY SERIES OF STARTENGINE COLLECTIBLES FUND I LLC FOR WHICH THE OFFERING STATEMENT FOR THAT OFFERING HAS NOT YET BEEN QUALIFIED BY THE SEC:

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED.

NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION.

AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM HERE https://www.sec.gov/Archives/edgar/data/1841003/000110465921147333/tm2133841d2_1apos.htm.